EXHIBIT 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Schedule 13D (including any and all amendments thereto) with respect to the Common Shares and ADSs of Mechel OAO, and further agree that this Agreement shall be included as an Exhibit to such joint filings.
     The undersigned further agree that each party hereto is responsible for timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.
     In evidence thereof the undersigned, being duly authorized, hereby execute this agreement on May 12, 2011.

IGOR V. ZYUZIN
/s/ Igor V. Zyuzin

CALRIDGE LIMITED
By:	/s/ Stella Raouna
Name:	Stella Raouna
Title:	Director

BELLASIS HOLDINGS LIMITED
By:	/s/ Stella Raouna
Name:	Stella Raouna
Title:	Director

ARMOLINK LIMITED
By:	/s/ Soterakis Koupepides
Name:	Soterakis Koupepides
Title:	Director

METHOL OOO
By:	/s/ Tatyana Ifutina
Name:	Tatyana Ifutina
Title:	General Director

ACTIONDEAL LIMITED
By:	/s/ Menikos Yiannakou
Name:	Menikos Yiannakou
Title:	Director

CYBERWOOD LIMITED
By:	/s/ Menikos Yiannakou
Name:	Menikos Yiannakou
Title:	Director

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